EXHIBIT 10.1

AMENDED AND RESTATED HEISKELL PURCHASING AGREEMENT

This Amended and Restated Heiskell Purchasing Agreement is made and entered into this 16th day of May, 2013 (this "Agreement") by and between Aemetis Advanced Fuels Keyes, Inc., a Delaware corporation formerly known as AE Advanced Fuels Keyes, Inc. ("AEMETIS KEYES"), and J. D. Heiskell Holdings, LLC, a California limited liability company doing business as J.D. Heiskell & Co ("HEISKELL").

WITNESSETH:

WHEREAS, AEMETIS KEYES would like to utilize the services of HEISKELL to purchase and then resell the Wet Distiller's Grains with Solubles (hereinafter referred to as "WDGS"), concentrated Distillers Solubles (a low fiber, high protein product derived from the Ethanol production process, also known as "Syrup") ("CDS/Syrup"), Com Oil (a high fat liquid product derived from the Ethanol production process) ("Com Oil"), and Denatured Ethanol (hereinafter referred to as "Ethanol") from its ethanol plant located near Keyes, California (the "Plant"); and

WHEREAS, HEISKELL is in the business of marketing animal feed, including WDGS, CDS/Syrup, Com Oil and Ethanol in the United States; and

WHEREAS, the parties desire to enter into and execute this Agreement for the purpose of setting forth agreed upon terms and conditions for the marketing of WDGS, CDS/Syrup, Com Oil and Ethanol from the Plant.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties agree as follows:

1.            First Purchasing Rights. AEMETIS KEYES gives HEISKELL exclusive rights to purchase WDGS, CDS/Syrup, Com Oil and Ethanol produced from the Plant.

2.            Services Provided. HEISKELL will provide to AEMETIS KEYES the following services:

A.           WDGS, CDS/Syrup and Com Oil. AEMETIS KEYES shall establish the price for WDGS, CDS/Syrup and Com Oil to be purchased by HEISKELL [***] from the Plant. HEISKELL will purchase WDGS, CDS/Syrup and Com Oil from AEMETIS KEYES [***] and then sell WDGS, CDS/Syrup and Com Oil at a price determined by AEMETIS KEYES and agreeable by Heiskell to customers that meet its credit and delivery requirements. AEMETIS KEYES shall notify HEISKELL of the approximate volume available for purchase by HEISKELL.

B.           Ethanol. HEISKELL will sell all Ethanol produced by AEMETIS KEYES to Kinergy or other ethanol purchasers designated by AEMETIS KEYES (as to each, an "Ethanol Purchaser") [***] credit terms provided the Ethanol Purchaser meets HEISKELL'S credit and delivery requirements; it being agreed that Kinergy shall be deemed to meet such requirements only to the extent that AEMETIS KEYES has delivered to HEISKELL a guaranty in the form attached hereto as Exhibit A (the "Guaranty"). HEISKELL will purchase all Ethanol produced by AEMETIS KEYES [***]. HEISKELL will pay to AEMETIS KEYES the same price as HEISKELL receives from the Ethanol Purchaser. All such sales to Kinergy as an Ethanol Purchaser will be[***] payment basis (i.e. payment will be due to Heiskell for all Ethanol sold to Kinergy as the Ethanol Purchaser [***] after shipment).

C.           Marketing of WDGS, CDS/Syrup and Com Oil. HEISKELL shall use its best efforts to market and sell all WDGS, CDS/Syrup and Com Oil production from the Plant in an economical manner and so as to allow AEMETIS KEYES to clear WDGS, CDS/Syrup and Com Oil storage. All sales made by HEISKELL shall be on HEISKELL contracts, with HEISKELL responsible for invoicing and credit management. HEISKELL agrees that A.L. Gilbert ("GILBERT") will be the primary customer and exclusive marketer for the WDGS. AEMETIS KEYES may direct HEISKELL to sell all of the WDGS to GILBERT. As to any WDGS, CDS/Syrup and Com Oil not directed to GILBERT by AEMETIS KEYES, HEISKELL may also sell WDGS, CDS/Syrup and Com Oil to any customer that meets HEISKELL's credit and delivery requirements.

D.           Scheduling and Distribution. AEMETIS KEYS will be responsible for scheduling shipments of all of AEMETIS KEYES'S WDGS, CDS/Syrup, Com Oil, and Ethanol marketed by HEISKELL. At the discretion of HEISKELL and the consent of AEMETIS KEYES, HEISKELL may allow customers or other marketers to utilize their own trucks to pick up WDGS, CDS/Syrup, Com Oil and Ethanol FOB the Plant. AEMETIS KEYES shall be responsible for loading and weighing all WDGS, CDS/Syrup, Com Oil and Ethanol.

E.           Freight. Except when an approved customer or other marketer provides its own trucks, HEISKELL will arrange transportation for all Ethanol, WDGS, CDS/Syrup and Com Oil. HEISKELL will buy and sell Ethanol, [***]

F.           Customer Creditworthiness. HEISKELL will consult with AEMETIS KEYES before making forward contracts of WDGS, CDS/Syrup, Com Oil or Ethanol sales for [***]

G.           Title To and Risk of Loss. Title to and risk of loss of WDGS, CDS/Syrup, Com Oil and Ethanol shall pass from AEMETIS KEYES to HEISKELL (i) upon loading of the truck in the case of WDGS, CDS/Syrup and Com Oil, and (ii) upon transfer into the Denatured Ethanol Storage Tank at AEMETIS KEYES's Plant (as defined in the Lease dated as of the date hereof between HEISKELL and AEMETIS KEYES) in the case of Ethanol.

H.           Forward Contracts. HEISKELL is hereby authorized to enter into forward contracts ("Forward Contracts") regarding delivery of the WDGS, CDS/Syrup, Com Oil and Ethanol to be acquired hereunder. AEMETIS KEYES shall be liable to HEISKELL for losses incurred in connection with early termination of such Forward Contracts as a result of AEMETIS KEYES's default under this Agreement or the Related Agreements.

3.            Handling Fee and Marketing Incentive. [***] HEISKELL and AEMETIS KEYES will mutually establish a price for WDGS, CDS/Syrup and Com Oil. All such prices will be [***] HEISKELL is responsible for invoicing, and credit management, as outlined in Section 2.C. above. GILBERT will have [***] HEISKELL will agree to disclose to AEMETIS KEYES the delivered sales price for each load of WDGS, CDS/Syrup and Com Oil that it is allowed to market directly to Producers and other marketers. In the event AEMETIS KEYES determines in good faith that such markup [***], AEMETIS KEYES may give notice to HEISKELL that HEISKELL shall thereafter sell WDGS, CDS/Syrup and Com Oil to Producers and other marketers selected by and at a [***]; provided, however, that (i) such Producers and other marketers meet HEISKELL's credit and delivery requirements and (ii) HEISKELL receives a fee, as agreed between AEMETIS KEYES and HEISKELL, sufficient to compensate HEISKELL for the costs of providing such services to AEMETIS KEYES and effecting such sales.

4.            Payment. HEISKELL shall make payment to AEMETIS KEYES for all WDGS, CDS/Syrup and Com Oil produced by the AEMETIS KEYES plant, and for all Ethanol delivered into the denatured ethanol tank at AEMETIS KEYES pursuant to this Agreement [***]. HEISKELL and AEMETIS KEYES each will have obligations to the other resulting from (i) the sale of com by HEISKELL to AEMETIS KEYES and the handling services of HEISKELL and other obligations of AEMETIS KEYES under the Com Procurement and Working Capital Agreement, dated as of the date hereof (the "Com Procurement Agreement"), between AEMETIS KEYES and HEISKELL, and (ii) payment obligations under this Agreement, including without limitation obligations related to the purchase of Ethanol, WDGS, CDS/Syrup and Com Oil (as defined herein), handling and marketing services, performance guarantees from customers and the provision of consulting services. The parties agree that, subject to the Credit Limit set forth in Section 3. 1 of the Com Procurement Agreement, all such amounts shall be subject to[***] net settlement procedures whereby all amounts owing under such contracts from one party to the other will be calculated and the party with a negative balance based on such settlement calculation will pay the net settlement amount due to the other party in immediately available funds [***], provided such net settlement amount is greater than [***]. Amounts less than [***] will be retained as a payable for calculating the net settlement amount [***]. HEISKELL shall be responsible for calculating the net settlement amount [***] and forwarding a copy of the net settlement statement to AEMETIS KEYES [***] electronically at the AEMETIS KEYES notice address shown in this Agreement. If AEMETIS KEYES does not object to the net settlement statement [***], such net settlement statement will be deemed conclusive between the parties absent manifest error.

5.             Payment Offsets: Pursuant to Section 5, HEISKELL shall be entitled to offset the amount due HEISKELL for Com (as defined in the Com Procurement Agreement) against any amount due AEMETIS KEYES for Ethanol, WDGS, CDS/Syrup or Com Oil acquired by HEISKELL.

6.             Insurance. Throughout the Term, HEISKELL and AEMETIS KEYES each agree:

A.           To procure and maintain for the benefit of themselves and the other party property and casualty insurance on an "occurrence" basis covering at least the cash value of the HEISKELL's facility and AEMETIS KEYES'S Plant.

B.           To procure and maintain for the benefit of themselves and the other party comprehensive commercial general liability insurance on an "occurrence basis" and contractual liability coverage [***] per occurrence, including, products liability coverage for products manufactured by HEISKELL and AEMETIS KEYES.

C.           To procure and maintain for the benefit of themselves and the other party vehicle liability insurance on an "occurrence basis" with limits [***] per occurrence.

D.           To procure and maintain for the benefit of themselves workers' compensation coverage that complies with all applicable requirements of California laws and regulations.

E.           Any liability insurance and workers compensation insurance maintained pursuant hereto will contain a blanket waiver of subrogation with respect to third parties. In the event such blanket waiver of subrogation is eliminated from any insurance coverage, the responsible party agrees to use its best efforts to procure a waiver of subrogation with respect to claims against the other party arising out of the relationship between HEISKELL and AEMETIS KEYES created pursuant to this Agreement.

F.           Each party agrees to provide to the other party certificates of insurance evidencing the required coverage, fully paid in full force and effect. Each party agrees to name the other party as an additional insured on all insurance required by this Agreement, with the exception of worker's compensation insurance. The certificates of insurance to be provided by each party will provide that the insurance cannot be terminated without at least thirty (30) days prior written notice to the other party.

G.           All insurance required by this Agreement will be effected under valid and enforceable policies, in such forms and amounts as may from time to time be issued by insurers of recognized responsibility which are authorized to transact business in the State of California and that are reasonably acceptable to the parties. Upon the execution of this Agreement and thereafter not less than fifteen days prior to the expiration date of each policy furnished pursuant to this Agreement, each party will deliver to the other party the original of each policy required to be furnished pursuant to this Agreement (or, with the consent of the other party, in the case of comprehensive general liability insurance, a certificate of the insurer reasonably satisfactory to such other party) bearing a notation evidencing the payment of the premium or accompanied by other evidence of payment reasonably satisfactory to the other party.

H.            Each such policy or certificate therefore issued by the insurer will contain an agreement by the insurer that such policy will not be canceled without at least thirty (30) days prior written notice by registered mail to all named insureds.

1. Each party will observe and comply with the requirements of all policies of public liability, fire and other policies of insurance insuring their respective facilities.

7.             Independent Contractor. HEISKELL shall act as an independent contractor of AEMETIS KEYES and not act as agent or partner of, or joint venturer with, AEMETIS KEYES. Neither HEISKELL nor its employees shall be considered employees of AEMETIS KEYES, and neither party shall in any event be held liable or accountable for any obligations incurred by the other party other than as specified herein, it being specifically understood that the respective businesses of each of the parties shall be operated separate and apart from each other.

8.             Confidentiality/Employees.  HEISKELL and AEMETIS KEYES shall cause their respective officers, directors, employees, and agents to maintain as confidential any trade secrets, technology, processes or proprietary business information which may be disclosed or acquired by either party in connection with this Agreement. The foregoing obligations shall survive any termination of this Agreement.

9.           Initial Term.  Renewals and Termination.

A.           Term. The initial term of this Agreement shall commence on the date that com procured by Heiskell is delivered to the Gilbert Facility and shall end on the next December 31st ("Initial Term"). Each contract year shall begin on January 1st and end on the next succeeding December 31st• This Agreement shall continue for the Initial Contract Year and for one (1) full contract year thereafter (the "Renewal Term"). This Agreement shall continue annually thereafter unless either party gives notice of termination as outlined in Section 9 B-E herein.

B.           Termination for Convenience by AEMETIS KEYES. In addition to its right of termination of HEISKELL's services as marketer for the WDGS, CDS/Syrup and Com Oil under Section 3 hereof, AEMETIS KEYES has the right to terminate this Agreement for convenience at any time by providing 180 days written notice to HEISKELL by registered mail.

C.           Termination at the end of the Initial Term. Either party has the right to terminate this Agreement for convenience at the end of the Initial Term and any Renewal Term by giving written notice by registered mail to the other party of such termination as follows:

(1) Notice of termination to be effective at the conclusion of the Initial Term shall be given 90 days prior to the expiration of the Initial Term;

(2) Notice of termination to be effective at the conclusion of a Renewal Term shall be given 90 days prior to the expiration of a Renewal Term.

D.           Termination as a Result of Default.  In addition to the termination provisions provided above in this Section 11, this Agreement may be terminated, without payment of any penalty, as follows:

(1) if a party defaults in the payment of any amount when due under this Agreement or any Related Agreement (as defined in the Com Procurement Agreement), and such default continues for a period [***] after written notice of such default has been given to the defaulting party by the other party; or

(2) by either party, immediately without notice to the other party, if such other party shall have become bankrupt or insolvent, or entered into a composition with its creditors, or had a receiver appointed for its assets, or become the subject of any winding up of its business or any judicial proceeding relating to or arising out of its financial condition; or

(3) by either party, immediately upon notice to the other party, if such other party commits an act of fraud or theft with respect to the performance of its obligations under this Agreement; or

(4) except as set forth in sub-section (1) above, by either party if the other party shall be in material breach of any of its obligations under this Agreement or any Related Agreement and shall have failed to cure such breach within sixty (60) days after receiving written notice from the other party of the existence of such breach.

E.           Automatic Termination. Notwithstanding anything contained herein, this Agreement shall terminate automatically, without payment of any penalty, upon (i) the termination of the Com Procurement Agreement and (ii) the payment of any amounts due hereunder.

10.           Arbitration. Any dispute arising out of or in connection with this Agreement, including a claim of breach of the terms hereof, shall be submitted to arbitration conducted by the National Grain and Feed Association of Washington D.C., U.S.A. ("NGF A"), in accordance with its Arbitration Rules then in existence. The parties hereby agree that the arbitration procedure provided for herein shall be the sole and exclusive method, other than informal discussions or negotiations, for resolving any and all questions, disputes, claims, and other matters arising out of or in connection with this Agreement. In the event any such dispute is not subject to arbitration under NGF A Rules, the parties agree to submit to non-binding mediation of the dispute before a mutually acceptable mediator prior to bringing suit. Costs of the mediator shall be split between the parties.

11.           Indemnification.

A.          HEISKELL agrees to defend, hold harmless and indemnify AEMETIS KEYES from any and all loss or damage, costs and expenses, including reasonable legal fees, incurred by AEMETIS KEYES from any claim or action asserted against, made or filed against AEMETIS KEYES claiming loss or injury of any nature whatsoever, resulting from HEISKELL's gross negligence or willful misconduct in HEISKELL's performance, or from HEISKELL's breach, of its obligations under this Agreement or the Related Agreements, subject to the provisions of Section 14 below. The foregoing indemnification obligation shall survive any termination of this Agreement.

B.           AEMETIS KEYES agrees to defend, hold harmless and indemnify HEISKELL from any and all loss or damage, costs and expenses, including reasonable legal fees, incurred by HEISKELL from any claim or action asserted against, made or filed against HEISKELL claiming loss or injury of any nature whatsoever, resulting from AEMETIS KEYES' negligence or willful misconduct in AEMETIS KEYES' performance, or from AEMETIS KEYES breach, of its obligations under, this Agreement or the Related Agreements subject to the provisions of Section 14 below. The foregoing indemnification obligation shall survive any termination of this Agreement.

12.           Applicable Law. The laws of the State of California shall govern the application and interpretation of this Agreement, excluding its conflict of laws rules.

13.           Prior Agreements/Amendments. This Agreement cancels and supersedes any and all prior agreements, oral or written, made between the parties hereto relating to the marketing of WDGS. It can only be modified by an agreement in writing signed by all applicable parties.

14.          Force Majeure. HEISKELL shall not be liable to AEMETIS KEYES for its failure to deliver services hereunder, and AEMETIS KEYES shall not be liable to HEISKELL for its failure to produce WDGS, Ethanol, CDS/Syrup and Com Oil when such failure shall be due to the failure of processing equipment, fires, floods, storms, weather conditions, strikes, lock outs, other industrial disturbance, riots, legal interference, governmental action or regulation, acts of terrorism, acts of God or public enemy, or, without limitation by enumeration, any other cause beyond HEISKELL's or AEMETIS KEYES's reasonable control; provided HEISKELL or AEMETIS KEYES shall promptly and diligently take such action as may be necessary and practicable under the then existing circumstances to remove the cause of failure and resume delivery of services or WDGS. The party seeking to invoke this provision shall provide notice within 48 hours or such other time as is reasonable under the circumstances. The party shall further notify the other party as to the time when the force majeure condition is no longer in effect.

15.           Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement.

16.           No Waiver. The failure of a party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Agreement will not be deemed a waiver by such party of its rights to such redress for a prior, concurrent or subsequent violation of the same or any other covenant or condition of this Agreement. Any waiver of any right or remedy must be in writing and signed by the party against which enforcement is sought.

17.           Notices. All notices required or permitted hereunder (with the exception of normal operational communications which will occur in any commercially reasonable manner) will be in writing and addressed to the recipient at the address set forth at the end of this Agreement. Either party may change such address by providing the other with notice of such change in accordance with this section. All notices will be deemed given when delivered in person, transmitted by facsimile with confirmation of receipt or delivered by a recognized national, overnight courier service with signed acknowledgement of receipt.

18.           Successors and Assigns. Subject to the provision hereof, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns, and wherever a reference in this Agreement is made to either of the parties hereto such reference will be deemed to include, if applicable, also a reference to the legal representatives, successors and permitted assigns of such party, as if in every case so expressed. Except as a general collateral assignment of contract rights (as part of general intangibles) to its lenders, neither party will be permitted to assign its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party (which such consent may not be unreasonably withheld or delayed).

19.           Representations and Warranties. Each party represents and warrants to the other party that i) it is duly-formed and in good standing in its state of formation; ii) it is qualified to do business in the State of California; iii) it has full power and authority to enter into, and to perform, this Agreement and the Related Agreements; iv) all necessary corporate action has been taken by the representing party to authorize the execution, delivery and performance of this Agreement and the Related Agreements; and v) the execution, delivery and performance of this Agreement and the Related Agreements by such representing party do not violate, or constitute a breach of any governmental requirement or any material indenture, contract or other instrument to which the representing party is a party or by which the representing party or its assets are bound or to which its business is subject. Upon execution and delivery, this Agreement and the Related Agreements will constitute the legal and binding agreement of the representing party enforceable against such representing party in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

AEMETIS ADVANCED FUEL KEYES,		J.D. HEISKELL HOLDINGS, LLC

INC.

By:	/s/ Eric A. McAfee	By:	/s/ Robert Hodgen
Name: Eric A. McAfee		Name: Robert Hodgen
Title: Chief Executive Officer		Title: Sr. Vice President

NOTICE ADDRESS:		NOTICE ADDRESS:

20400 Stevens Creek Blvd., Suite 700		116 W. Cedar Avenue

Cupertino, CA 95014		Tulare, CA 932174

Phone:		Phone:

Facsimile:		Facsimile:

Email:		Email:

Attention:		Attention: Chief Financial Officer

EXHIBIT A

December __, 2012

J.D. Heiskell Holdings, LLC

116 West Cedar Avenue

Tulare, CA 93274-5348

Re:  Guaranty of Kinergy Marketing, LLC (“Kinergy”) Obligations to Heiskell

To Heiskell,

AEMETIS ADVANCED FUEL KEYES, INC., a Delaware corporation formerly known as AE ADVANCED FUEL KEYES, INC. (“Guarantor”), hereby unconditionally and irrevocably guarantees the prompt and punctual payment of all amounts due and owning (the “Guaranteed Obligations”) to J.D. Heiskell Holdings, LLC doing business as J.D. Heiskell & Company (“Heiskell”) by Kinergy (the “Guaranty”) pursuant to the Heiskell Purchasing Agreement (defined below). This Guaranty is a guaranty of payment and not of collection. This Guaranty shall remain in full force and effect until the Guaranty Obligations are paid in full.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in that certain Heiskell Purchasing Agreement dated as of March 9, 2011, by and between Guarantor and Heiskell (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Heiskell Purchasing Agreement”).

Guarantor hereby acknowledges and agrees that the Guaranteed Obligations shall be secured by, and Guarantor hereby grants to Heiskell a security interest in, all of Guarantor’s rights in the Collateral (as such term is defined in the Security Agreement) in accordance with and pursuant to the terms of that certain Security Agreement dated as of March 9, 2011, by and between Guarantor and Heiskell (as amended, restated, supplement, or otherwise modified and in effect from time to time, the “Security Agreement”).

Guarantor guarantees that the Guaranty Obligations will be paid, regardless of any applicable law, regulation or order now or hereinafter in effect in any jurisdiction affecting any of such terms or the rights of Heiskell with respect thereto. The liability of the Guarantor under this Guaranty shall be absolute and unconditional irrespective of: (a) any lack of validity or enforceability of or defect or deficiency any agreement or instrument executed in connection with (or pursuant thereto) the Heiskell Purchasing Agreement; (b) any change in the time, manner, terms or place of payment of, or in any other term of, all or any of the Guaranty Obligations, or any other amendment or waiver of or any consent to departure from any agreement (including the Heiskell Purchasing Agreement or instrument relating thereto or executed in connection therewith or pursuant thereto; (c) any sale, exchange or non-perfection of any property standing as security for the liabilities hereby guaranteed or any liabilities incurred directly or indirectly hereunder or any setoff against any of said liabilities, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranty Obligations; (d) the failure of Heiskell to assert any claim or demand or to enforce any right or remedy against Guarantor, Kinergy or any other person or any agreement (including the Heiskell Purchasing Agreement or instrument relating to the Guaranteed Obligations or executed  in connection therewith or pursuant thereto; (e) any failure by Guarantor or Kinergy in the performance of any obligation with respect to any agreement (including the Heiskell Purchasing Agreement or instrument relating to the Guaranteed Obligations or executed in connection therewith or pursuant thereto; (f) any change in the corporate existence, structure or ownership of Guarantor or Kinergy, or any insolvency, bankruptcy reorganization or other similar proceeding affecting Guarantor, Kinergy or their respective assets or resulting release or discharge of any of the Guaranty Obligations; (g) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor, Kinergy or any other person (including any other guarantor) that is a party to any document or instrument executed in respect of the Guaranty Obligations; or (h) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Guaranty Obligations or Heiskell’s rights with respect thereto.

The obligations of the Guarantor under this Guaranty shall not be affected by the amount of credit extended to Guarantor or Kinergy, any repayment by Guarantor or Kinergy to Heiskell (in each case, other than the full and final payment of all of the Guaranty Obligations), the allocation by Heiskell of any payment, any compromise or discharge of the Guaranty Obligations, any application, release or substitution of collateral or other security therefor, the release of any guarantor, surety or other person obligated in connection with any document or instrument executed in respect of the Guaranty Obligations, or any further advances to Guarantor or Kinergy.

The Guarantor hereby waives (a) promptness, diligence, notice of acceptance, presentment, demand, protest, notice of protest and dishonor, notice of default, notice of intent to accelerate, notice of acceleration and any other notice with respect to any of the Guaranty Obligations and this Guaranty, (b) any requirement that Heiskell protect, secure, perfect or insure any security interest or lien on any property subject thereto or exhaust any right or take any action against Kinergy or any other person or entity or any collateral or that Kinergy or any other person or entity be joined in any action hereunder, (c) the defense of the statute of limitations in any action under this Guaranty or for the collection or performance of the Guaranty Obligations, (d) any defense arising by reason of any lack of corporate authority, (e) any defense based upon any guaranteed party’s errors or omissions in the administration of the Guaranty Obligations except to the extent that any error or omission is caused by such guaranteed party’s bad faith, gross negligence or willful misconduct, (f) any rights to set-offs and counterclaims and (g) any defense based upon an election of remedies which destroys or impairs the subrogation rights of the Guarantor or the right of the Guarantor to proceed against Kinergy or any other obligor of the Guaranty Obligations for reimbursement. All dealings between Kinergy or the Guarantor, on the one hand, and Heiskell, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guaranty. Should Heiskell seek to enforce the obligations of the Guarantor hereunder by action in any court, the Guarantor waives any necessity, substantive or procedural, that a judgment previously be rendered against Kinergy or any other person, or that any action be brought against, Kinergy or any other person, or that Kinergy or any other person should be joined in such cause. Such waiver shall be without prejudice to Heiskell at its option to proceed against Kinergy or any other person, whether by separate action or by joinder. The Guarantor further expressly waives each and every right to which it may be entitled by virtue of the suretyship law of any applicable jurisdiction.

The obligations of the Guarantor hereunder are separate and apart from Kinergy or any other person (other than the Guarantor), and are primary obligations concerning which the Guarantor is the principal obligor. The Guarantor agrees that this Guaranty shall not be discharged except by payment in full of the Guaranty Obligations and complete performance of the obligations of the Guarantor hereunder. The obligations of the Guarantor hereunder shall not be affected in any way by the release or discharge of Kinergy from the performance of any of the Guaranty Obligations, whether occurring by reason of law or any other cause, whether similar or dissimilar to the foregoing.

Guarantor acknowledges and agrees that the execution, delivery and performance by the Guarantor of this Guaranty will not violate any applicable law or contractual obligation to which the Guarantor is a party or by which it is bound.

Regards, AEMETIS ADVANCED FUEL KEYES, INC. By: ________________________________ Its: ________________________________